CONOLOG REPORTS RESULTS FOR FISCAL YEAR ENDED JULY 31, 2007
----Product revenues increase 136%---

Somerville, NJ – October 29, 2008: Conolog Corporation (NASDAQ: CNLG) reported today its financial results for the fiscal year ended July 31, 2008.

Product revenue for the fiscal year ended July 31, 2008 totaled $1,220,993 an increase of 136% or $703,288 from the product revenue reported for the fiscal year ended July 31, 2007 of $517,705. The Company attributes this increase in revenues of long-term contract awards.

Product cost (Material and Direct labor) for the fiscal year ended July 31, 2008 amounted to $467,081 or 38.2% of product revenues, compared to $378,563 or 73.1% for the fiscal year ended July 31, 2007. The Company attributes the decrease in the current year’s product cost percentage to the standardizing of costs to build our new PDR-2000 system. Outsourcing of assemblies and the continued use of assembly standards under ISO-9000 also added to this lower cost.

For fiscal year ended July 31, 2008 the Company, in compliance with its inventory management policy, expensed $112,171 of cost relating to obsolete inventory parts. This compares to $1,256,155 of obsolete inventory parts expensed during the fiscal year July 31, 2007.

Total Operating expenses for fiscal July 31, 2008 were $4,373,078 an increase of $817,318 from $3,555,760 reported for fiscal July 31, 2007. The Company attributes this increase to higher legal fees to defend against lawsuits and an increase in the value of stock compensation costs, offset by reduced research and develop costs and stock compliance costs.

Other expenses for the fiscal year ended July 31, 2008 decreased by $391,136 to $3,348,754 from $3,739,890 for fiscal July 31, 2007. Included in this expense is a non-cash expense related to the induced conversion benefit of $1,387,087; a non-cash interest expense related to conversion of debt for $864,892; the amortization of fees related to the conversion of debt for $504,740 and the write off of discount on converted debt of $606,598.

As a result of the foregoing, the Company reported a net loss applicable to common shares of $6,967,606 or $4.70 per share for fiscal 2008, compared to a net loss applicable to common shares of $8,121,067 or $12.78 per share (as restated for stock reversal for fiscal 2007.

*The net loss applicable to common shares for fiscal 2007 has been restated to reflect the one-for-four reverse split of the Company’s common stock, approved by the shareholders on May 21, 2008. Total shares outstanding were 2,787,469 and 968,886 (as adjusted to reflect the reverse split) for the years ended July 31, 2008 and 2007, respectively.

About Conolog Corporation
Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2009 will be more than its revenue for the year ended July 31, 2008. There can also be no assurance that the Company will find suitable growth opportunities.

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JULY 31, 2008 AND 2007

ASSETS
	2008	2007
Current Assets:
Cash and cash equivalents	$680,647	$687,011
Certificate of deposit	600,182	2,037,330
Accounts receivable, net of allowance	360,846	64,768
Prepaid expenses	26,477	2,320
Current portion of note receivable	14,864	14,864
Inventory	850,507	538,854
Other current assets	568,529	445,136

Total Current Assets	3,102,052	3,790,283

Property and equipment:
Machinery and equipment	1,357,053	1,357,053
Furniture and fixtures	429,765	429,765
Automobiles	34,097	34,097
Computer software	209,380	209,380
Leasehold improvements	30,265	30,265
Total property and equipment	2,060,560	2,060,560
Less: accumulated depreciation	(1,951,725)	(1,927,725)
Net Property and Equipment	108,835	132,835

Other Assets:
Deferred financing fees, net of amortization	295,030	799,770
Note receivable, net of current portion	80,495	94,140

Total Other Assets	375,525	893,910

TOTAL ASSETS	$3,586,412	$4,817,028

The accompanying notes are an integral part of the consolidated financial statements

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JULY 31, 2008 AND 2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2008	2007

Current Liabilities:
Accounts payable	$165,601	$134,112
Accrued expenses	61,957	27,433
Current Convertible debenture, net of discount	824,853	-
Total Current Liabilities	1,052,411	161,545

Non-Current Liabilities

Convertible debenture, net of discount	-	1,226,605
Total Liabilities	1,052,411	1,388,150

Stockholders’ Equity:
Preferred stock, par value $.50; Series A; 4% cumulative;
500,000 shares authorized; 155,000 shares issued and
outstanding at July 31, 2008 and 2007, respectively.	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative;
500,000 shares authorized; 1,197 shares issued and outstanding
at July 31, 2008 and 2007, respectively.	597	597
Common stock, par value $0.01; 30,000,000 shares authorized;
2,787,469 and 968,886 shares issued and outstanding at
July 31, 2008 and 2007 respectively including 9 shares
held in treasury.	27,875	9,692
Contributed capital	50,003,695	44,765,149
Accumulated deficit	(46,819,932)	(39,852,326)
Treasury shares at cost	(131,734)	(131,734)
Deferred compensation	(604,110)	(1,319,400)
Prepaid consulting	(19,890)	(120,600)

Total Stockholders’ Equity	2,534,001	3,428,878

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,586,412	$4,817,028

The accompanying notes are an integral part of the consolidated financial statements.

CONOLOG CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JULY 31, 2008 AND 2007

	2008	2007
OPERATING REVENUES
Product revenue	$1,220,993	$517,705

Cost of product revenue
Materials and labor used in production	467,081	378,563
Write down of obsolete inventory parts	112,171	1,256,155
Total Cost of product revenue	579,252	1,634,718

Gross Profit (Loss) from Operations	641,741	(1,117,013)
Selling, general and administrative expenses
General and administrative	2,094,819	2,149,542
Stock compensation	1,319,400	184,500
Stock compliance	230,396	444,465
Research and development	150,173	372,723
Professional fees	412,119	252,850
Marketing and trade shows	166,171	151,680
Total selling, general and administrative expenses	4,373,078	3,555,760
Loss Before Other Income (Expenses)	(3,731,337)	(4,672,773)
OTHER INCOME (EXPENSES)
Interest expenses	(77,922)	-
Interest income	92,485	141,390
Induced conversion cost	(1,387,087)	(2,705,457)
Write off of discount on converted debt	(864,892)	-
Amortization of deferred loan discount	(606,598)	(812,147)
Amortization of deferred financing fees	(504,740)	(363,676)
Total Other Income (Expense)	(3,348,754)	(3,739,890)
Loss before provision for income taxes	(7,080,091)	(8,412,663)
Benefit for income taxes	112,485	291,596
NET LOSS APPLICABLE TO COMMON SHARES	$(6,967,606)	$(8,121,067)
NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(4.70)	$(12.78)
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	1,483,380	653,511

The accompanying notes are an integral part of the consolidated financial statements.